Exhibit 10.2

EZTD, INC.

6 Yehezkel Koifman Street,

Tel-Aviv, Israel 68012

June 16, 2016

The Directors

KOR Venture Capital Ltd.

Rue du Seyon 2

PO Box 2048

2001 Neuchatel, Switzerland

Re: Convertible Loan Extension

Dear Directors,

Reference is made to that certain Convertible Loan Agreement, dated 29th of January, 2016 (the "Loan Agreement"), as amended, by and between EZTD, Inc. (formerly known as EZTrader Inc.), a Company incorporated under the laws of the State of Delaware (the "Company") and KOR Venture Capital Ltd., a company incorporated under the laws of the British Virgin Islands ("KOR") pursuant to which KOR loaned the Company the principal amount of GBP 1,000,000 on certain terms and conditions (the "Loan"). Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement. The purpose of this letter is to confirm the extension of the repayment date of the Loan and the amendment to the terms of the Repayment Conversion.

Accordingly, each of the Company and KOR hereby covenants and agrees as follows:

1.	The term of the Loan shall be extended so that the Company shall repay the Loan including any accrued and unpaid interest, in one lump sum on the 29th of January, 2017 (the “New Repayment Date”).
2.	The interest rate on the Loan shall remain 12% per annum, payable annually.
3.	Following the reverse stock split effected by the Company on the 7th of April, 2016 Conversion Shares means 249,967 shares of Common Stock, par value $0.03, of the Company.
4.	Upon the Conversion Date, the Lender shall have the right (but not the obligation) by written notice to the Company to convert all or part of the principal amount of the Loan outstanding at such time into the Conversion Shares or a pro rata portion thereof in case of partial conversion, regardless of any other conversion rights set forth in the Loan Agreement.

5.	This letter and the Loan Agreement, as amended, represent the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended except by a writing duly executed by the parties.
6.	Except as set forth in this letter, all other terms and conditions set forth in the Loan Agreement shall remain unmodified and in full force and effect. If there is any conflict between this letter and the Loan Agreement, the terms of this letter shall govern and control.
7.	This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when a counterpart has been executed by each of the parties hereto, all of the counterparts, when taken together, shall constitute one and the same agreement.

Please execute this letter in the space provided below in order to evidence your agreement with the terms hereof.

Sincerely,

EZTD, Inc.

By: ______________________________________
Name: Shimon Citron

Title: Chief Executive Officer

ACCEPTED AND AGREED:

KOR Venture Capital Ltd.

By:________________________

Name:

Title: